Exhibit (7)(ff)

AMENDMENT TO PARTICIPATION AGREEMENT, ADMINISTRATIVE SERVICES AGREEMENT FOR VP FUNDS AND DISTRIBUTION SERVICES AGREEMENT FOR VP FUNDS AMONG JEFFERSON NATIONAL LIFE INSURANCE

COMPANY, PROFUNDS, ACCESS ONE TRUST AND

PROFUND ADVISORS LLC

This Amendment to each of (a) the Participation Agreement  dated May 1, 2010, by and among Jefferson National Life Insurance Company (“Company”), ProFunds, Access One Trust, and ProFund Advisors LLC, (b) Administrative Services Agreement for VP Funds dated May 1, 2010 between the Company, ProFunds, and Access One Trust, and (c) Distribution Services Agreement for VP Fund dated May 1,2010 between the Company, ProFunds, and Access One Trust (collectively, the “Agreements”), is made as of December 2, 2014.

WHEREAS, effective January 1, 2015 the Company will be launching a New York version of its Monument Advisor product through a newly formed, wholly-owned subsidiary of the Company, Jefferson National Life Insurance Company of New York.

NOW THEREFORE, in consideration of the mutual promises and agreements made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreements as follows:

1.                             Jefferson National Life Insurance Company of New York (“JNL NY”) is hereby added as an additional party to the agreements. The Parties acknowledge and agree that the provisions of the agreements relating to the Company or the Authorized Finn, as applicable, will apply with the same effect to JNL NY.

2.                                                          Schedule A of the Participation Agreement shall be amended to include the following:

SCHEDULE A

Account(s)	Contract(s)
Jefferson National Life of New York Annuity Account 1	JNL-2300-1-NY and any future versions

3.                    Except as specifically amended hereby, all of the terms and conditions of the Agreements shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

4.                    Each of the parties hereby represents and warrants that the execution, delivery, and performance of this Amendment are within the party’s corporate power and have been or will be duly authorized by all necessary corporate action, and this Amendment constitutes the legal, valid and binding obligation of the party in accordance with its terms.

5.                    This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

6.                    This Amendment shall be construed in accordance with and be governed by the laws of the State of Maryland (without reference to choice of law doctrine).

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first above set forth.

Jefferson National Life Insurance Company

By:
Title:	Craig A. Hawley, General Counsel & Secretary

Jefferson National Life Insurance Company of New York

By:
Title:	Craig A. Hawley, General Counsel & Secretary

ProFunds

By:
Title:	Todd B. Johnson, President

ProFund Advisors LLC

By:
Title:	Michael L. Sapir, Chief Executive Officer

Access One Trust

By:
Title:	Todd B. Johnson, President